NEWS

TEAM, INC.	For immediate release
P. O. Box 123	contact: Ted W. Owen
Alvin, Texas 77512	(281) 331-6154

TEAM, INC. COMPLETES THERMAL SOLUTIONS, INC. ACQUISITION

ALVIN, TX, April 15, 2004— Team, Inc. (AMEX: TMI) today completed the previously announced acquisition of Thermal Solutions, Inc. (TSI). TSI is one of the leading providers of field heat treating services in the U.S. In calendar 2003, TSI had revenues of about $15 million. The acquisition is expected to be accretive to Team’s earnings in fiscal year 2005, which begins June 1, 2004. Thermal Solutions’ entire management group is expected to join Team.

“Thermal Solutions is a great addition to the Team family of services,” said Phil Hawk, Team’s Chairman and CEO. “With TSI’s 12% share of a $130 million market, we feel that Team’s resources will enable TSI to continue to grow at a sustained or even accelerated growth rate. This addition expands the breadth of our service opportunity with current customers and provides additional market presence to Team in several specific customer and geographic areas.”

Team, Inc. is a professional, full-service provider of specialty industrial services. Team’s current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, NDT inspection, field valve repair, and now field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol “TMI”.

Any forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in any forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company’s customers, regulatory changes and legal proceedings, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that any forward-looking statements contained herein will occur or that objectives will be achieved.

For additional information, contact Philip J. Hawk or Ted W. Owen at (281) 331-6154.